ADVANCED EMISSIONS SOLUTIONS PROVIDES REFINED COAL UPDATE
Clean Coal Solutions Leases an Additional RC facility

HIGHLANDS RANCH, Colorado, June 23, 2015 – Advanced Emissions Solutions, Inc. (the “Company” or “ADES”) today provided an update on its Refined Coal business.
The Company produces Refined Coal (“RC”) through Clean Coal Solutions, LLC (“CCS”), a joint venture among our subsidiary ADA-ES, Inc. (42.5%), an affiliate of NexGen Resources Corporation (42.5%), and an affiliate of The Goldman Sachs Group, Inc. (15%).

•	CCS currently has 16 RC facilities in full-time operations.

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CCS recently leased one of these RC facilities to an existing RC investor. Currently, multiple RC investors have leased or purchased entire or partial shares of RC facilities that are located at 12 coal fired plants.

•	Permanent installation work is underway for an additional six RC facilities.

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CCS is in advanced discussions with multiple utilities for the remaining RC facilities. The timing on these facilities is dependent upon progress on contract negotiations and permitting and in some cases permanent installation work may not begin until the second half of 2015 or possibly begin in 2016.

•	The Company continues to expect that all 28 RC facilities will be located at coal fired plants that collectively have historically burned more than 105 million tons of coal per year.

During the first quarter of 2015, CCS produced a total of approximately 11.8 million tons of RC, of which 2.7 million tons were produced at RC facilities that generated tax credits for the benefit of the members of CCS.
L. Heath Sampson, President and CEO of Advanced Emissions Solutions said, “We are pleased to have leased an additional RC facility, and we look forward to working with this utility and RC investor in the future. The management team at CCS has done an excellent job in partnering with large coal fired power plants for the permanent installation of the RC facilities, and their discussions with both new and existing RC investors are progressing well. We look forward to additional successes in the coming months as additional RC facilities begin full-time operation and are leased or sold to RC investors.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Advanced Clean Energy Solutions, LLC (“ACES”) is a wholly owned subsidiary of ADES that is focused on supporting and improving the Company’s existing products and identifying, developing and commercializing new solutions to advance cleaner energy and to help our customers meet existing and future regulatory and business challenges. Building off the success of M-45™ and M-45-PC™ Technologies for Refined Coal, ACES is currently working to develop and commercialize new technologies to reduce a range of emissions associated with power generation and oil & gas production. ACES has assembled a strong team and follows a rigorous process focused on development and maximizing the return on investment.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the timing of installation and operations for remaining RC facilities; the ability to locate all 28 RC facilities at coal fired plants that collectively have historically burned more than 105 million tons of coal per year; expectations regarding additional successes in the coming months and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in economic conditions or market demand; timing of or changes in laws, regulations, IRS interpretations or guidance and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; technical and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; impact of the weather and other factors discussed in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Graham Mattison
Vice President, Strategic Initiatives and Investor Relations
(720) 889-6206
graham.mattison@adaes.com